Gladstone Investment Corporation Reports Financial Results for its
Second Quarter Ended September 30, 2024
MCLEAN, VA, November 7, 2024: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its second fiscal quarter ended September 30, 2024. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2024	June 30, 2024	$ Change	% Change
For the quarter ended:
Total investment income	$22,565	$22,178	$387	1.7%
Total expenses, net(A)	15,274	9,764	5,510	56.4%
Net investment income(A)	7,291	12,414	(5,123)	(41.3)%
Net realized gain	42,303	2	42,301	NM
Net unrealized (depreciation)	(34,112)	(18,942)	(15,170)	80.1%
Net increase (decrease) in net assets resulting from operations(A)	$15,482	$(6,526)	$22,008	NM
Net investment income per weighted-average common share(A)	$0.20	$0.34	$(0.14)	(41.2)%
Adjusted net investment income per weighted-average common share(B)	$0.24	$0.24	$—	—%
Net increase (decrease) in net assets resulting from operations per weighted-average common share(A)	$0.42	$(0.18)	$0.60	NM
Cash distribution per common share from net investment income	$0.24	$0.24	$—	—%
Cash distribution per common share from net realized gains(C)(D)	$0.70	$—	$0.70	100.0%
Weighted-average yield on interest-bearing investments	14.5%	14.5%	—%	—%
Total dollars invested	$19,500	$598	$18,902	NM
Total dollars repaid and collected from sales and recapitalization of investments	$73,522	$3,024	$70,498	NM
Weighted-average shares of common stock outstanding - basic and diluted	36,688,667	36,688,667	—	—%
Total shares of common stock outstanding	36,688,667	36,688,667	—	—%

As of:
Total investments, at fair value	$853,307	$899,138	$(45,831)	(5.1)%
Fair value, as a percent of cost	101.6%	105.5%	(3.9)%	(3.7)%
Net assets	$458,375	$477,380	$(19,005)	(4.0)%
Net asset value per common share	$12.49	$13.01	$(0.52)	(4.0)%
Number of portfolio companies	22	23	(1)	(4.3)%
NM = Not Meaningful
(A)Inclusive of $1.6 million, or $0.04 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2024 and $3.8 million, or $0.10 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended June 30, 2024, respectively. These fees were accrued/(reversed) in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)Includes $0.70 per common share of distributions declared and unpaid as of September 30, 2024, as such distribution was a supplemental distribution declared on September 17, 2024 with a record date of October 4, 2024 and a pay date of October 15, 2024.
(D)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended September 30, 2024, the following significant events occurred:
•Portfolio Activity:
◦In July 2024, we invested an additional $18.5 million through secured first lien debt in Nocturne Luxury Villas, Inc. to fund an add-on acquisition.

◦In September 2024, we exited our investment in Nth Degree Investment Group, LLC., which resulted in success fee income of $0.1 million, a realized gain on our preferred equity of $42.3 million and the repayment of our debt investment of $25.0 million.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of July, August and September 2024.

◦Declared a $0.70 per common share distribution to common stockholders in September 2024 paid in October 2024.
Second Quarter Results: Net investment income for the quarter ended September 30, 2024 was $7.3 million, or $0.20 per weighted-average common share, compared to net investment income of $12.4 million, or $0.34 per weighted-average common share, for the quarter ended June 30, 2024. This decrease was a result of an increase in total expenses, net of credits, primarily due to an increase in accruals for capital gains-based incentive fees and income-based incentive fees, partially offset by an increase in total investment income in the current quarter.
Total investment income for the quarters ended September 30, 2024 and June 30, 2024 was $22.6 million and $22.2 million, respectively. The increase quarter over quarter was due to a $0.4 million increase in interest income, primarily due to certain loans to portfolio companies being placed on non-accrual status during the previous quarter.
Total expenses, net of credits, for the quarters ended September 30, 2024 and June 30, 2024 was $15.3 million and $9.8 million, respectively. The increase quarter over quarter was primarily due to a $5.4 million increase in capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, and a $0.6 million increase in income-based incentive fees. These increases were partially offset by a $0.4 million decrease in other expenses, primarily due to a decrease in bad debt expense due to certain loans to portfolio companies being placed on non-accrual status during the previous quarter.
Net asset value per common share as of September 30, 2024 was $12.49, compared to $13.01 as of June 30, 2024. The decrease quarter over quarter was primarily due to:
•$34.5 million, or $0.94 per common share, of distributions declared to common shareholders, of which $8.8 million, or $0.24 per common share, was paid to common shareholders as of September 30, 2024, and $25.7 million, or $0.70 per common share, was paid in October 2024; and
•$34.1 million, or $0.93 per common share, of net unrealized depreciation on investments, of which unrealized depreciation of $38.0 million, or $1.04 per common share, was due to the reversal of unrealized appreciation on the exit of Nth Degree, and unrealized appreciation of $3.9 million, or $0.11 per common share, was due to unrealized appreciation of investments; partially offset by
•$42.3 million, or $1.15 per common share, of realized gains on investments; and
•$7.3 million, or $0.20 per common share, of net investment income.

Subsequent Events: After September 30, 2024, the following significant events occurred:
•Distributions and Dividends:
◦In October 2024, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
October 22, 2024	October 31, 2024	0.08
November 20, 2024	November 29, 2024	0.08
December 20, 2024	December 31, 2024	0.08
	Total for the Quarter:	$0.24
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	September 30, 2024		June 30, 2024
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$7,291	$0.20	$12,414	$0.34
Capital gains-based incentive fee	1,638	0.04	(3,788)	(0.10)
Adjusted net investment income	$8,929	$0.24	$8,626	$0.24
Weighted-average shares of common stock outstanding - basic and diluted		36,688,667		36,688,667
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Friday, November 8, 2024, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 15, 2024. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13748840. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended September 30, 2024, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.
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